EXHIBIT 21

LIST OF SUBSIDIARIES OF
ACTION PERFORMANCE COMPANIES, INC.
(as of November 17, 2004)

State or Country
of Incorporation
Name of Subsidiary	or Organization
Action Corporate Services, Inc.	Arizona
Action Performance Holding GmbH	Germany
Action Racing Collectables, Inc.	Arizona
Action Sports Image, L.L.C.	Arizona
APC Europe GmbH (1)	Germany
APC Minichamps GmbH (1)	Germany
Action-McFarlane, LLC (8)	Arizona
AW Acquisition, Corp.	Arizona
Castaway Collectables, L.L.C. (2)	Arizona
Chase Racewear, L.L.C. (2)	North Carolina
Creative Marketing & Promotions, Inc.	North Carolina
Danhausen GmbH (4)	Germany
Funline Merchandise Co., Inc.	California
goracing.com, inc.	Arizona
goracing Interactive Services, Inc.(3)	Arizona
Jeff Hamilton Collection, Inc.	Arizona
McArthur Towel and Sports, Inc.	Arizona
Minichamps GmbH & Co. KG (6)	Germany
Minichamps North America, Incorporated (6)	Florida
Paul’s Model Art GmbH & CoKG (7)	Germany
RYP, Inc.	North Carolina
Racing Collectables Club of America, Inc. (5)	Arizona
The Fan Club Company, L.L.C. (3)	Arizona
Trevco Trading Corp.	Arizona

(1)	wholly owned subsidiary of Action Performance Holding GmbH
(2)	80% owned subsidiary of Action Performance Companies, Inc.
(3)	wholly owned subsidiary of Racing Collectables Club of America, Inc.
(4)	80% owned subsidiary of Action Performance Holding GmbH
(5)	wholly owned subsidiary of goracing.com, inc.
(6)	wholly owned subsidiary of Paul’s Model Art GmbH & CoKG
(7)	80% owned subsidiary of APC Europe GmbH
(8)	joint venture with TMP International, Inc.